EXHIBIT 5(B)


                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www. thelenreid.com
MORRISTOWN, N.J.


                                             January 25, 2001


ALLETE
(legally incorporated as Minnesota Power, Inc.)
30 West Superior Street
Duluth, Minnesota 55802


Ladies and Gentlemen:

          With reference to the Registration Statement on Form S-3 to be filed by ALLETE (legally incorporated as Minnesota Power, Inc.) (the "Company") on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 591,292 shares of the Company's Common Stock, without par value ("Stock") and the Preferred Share Purchase Rights attached thereto ("Rights") (the Stock and the Rights being collectively referred to as the "Shares"), which are to be issued in connection with the Agreement and Plan of Merger, dated as of January 10, 2001, by and among the Company, AA Salvage Company, ComSearch, Inc. and the shareholders of ComSearch, Inc., we are of the opinion that:

          1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

          2. All action necessary to make the Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

               a) At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors) favorable action shall have been taken to approve and authorize the issuance and sale of the Shares and any other action necessary to the consummation of the proposed issuance and sale of the Shares;

               b) The Minnesota Public Utilities Commission shall have authorized the issuance and sale of the Shares;

               c) The Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement; and

THELEN REID & PRIEST LLP

January 25, 2001
Page 2


               d) The Rights shall have been issued in accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary of the Company, as Rights Agent.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters governed by the laws of the State of Minnesota, we have relied upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus included in the Registration Statement under the caption "Legal Opinions." In giving the foregoing consents, we do not hereby admit that we belong to the class of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                             /s/ Thelen Reid & Priest LLP

                                             THELEN REID & PRIEST LLP